Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 7, 2005 (except for Note 5 “Changes in Capitalization”, as to which the date is April 26, 2005) in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-123841) and related Prospectus of CryoCor, Inc. for the registration of 3,450,000 shares of its common stock.

San Diego, California

The foregoing consent is in the form that will be signed upon the stockholders approval of the common stock split described in Note 5 to the consolidated financial statements under the caption “Changes in Capitalization”.

/s/ Ernst & Young LLP

San Diego, California

June 24, 2005